Exhibit 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LCNB CORP.

The undersigned, desiring to form a corporation for profit, under the General Corporation Law of Ohio, does hereby certify:

FIRST: The name of this Corporation shall be LCNB Corp.

SECOND: The place in Ohio where its principal office is to be located is Lebanon, County of Warren.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

FOURTH:(A) The maximum number of Common Stock which the Corporation is authorized to have outstanding is Eight Million (8,000,000) shares, all of which shall be without par value.

(B) The maximum number of Preferred Stock which the Corporation is authorized to have outstanding is One Million (1,000,000) shares, all of which shall be without par value.  The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article Four, by filing articles of amendment pursuant to the applicable laws of the State of Ohio, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and the fix the designations, powers and preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(i) the number of shares constituting that series and the distinct designation of that series;

(ii) the dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(iii) whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(vi) whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, preferences and limitations of that series.

FIFTH: The number of Directors of the Corporation shall be fixed from time to time in accordance with the Corporation's Regulations and may be increased or decreased as therein provided. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible with the term of office of one class expiring each year. At the organizational meeting of shareholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting; Directors of the second class shall be selected to hold office for a term expiring at the second succeeding Annual Meeting and Directors of the third class shall be selected to hold office for a term expiring at the third succeeding Annual Meeting. Thereafter, at each Annual Meeting of shareholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting after such election. In the event of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as possible.

SIXTH: (A) Except as otherwise provided in Clause (B) of this Article SIXTH:

(i) any merger or consolidation of the Corporation with or into any other corporation;

(ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation to or with any other corporation, person or other entity;

(iii) the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $250,000), or

(iv) the issuance or transfer of any securities of the Corporation by the Corporation to any other corporation, person or other entity for cash; shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not beneficially owned by such other corporation, person or other entity if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, considered for the purposes of this Article SIXTH as one class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange.

(B) The provisions of this Article SIXTH shall not apply to any transaction described in clauses (i), (ii), (iii) or (iv) of Clause (A) of this Article SIXTH, (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of Directors, considered for this purpose as one class, is owned of record or beneficially by the Corporation and/or its subsidiaries; (ii) with another corporation, person or other entity if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors; or (iii) approved by resolution adopted by the affirmative vote of at least a majority of the members of the whole Board of Directors of the Corporation at any time prior to the consummation thereof.

(C) For the purposes of this Article SIXTH, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation, or which is its "affiliate" or "associate" as those terms were defined in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934. For the purposes of this Article SIXTH, the outstanding shares of any class of capital stock of the Corporation shall include shares deemed owned through the application of clauses (i) and (ii) of this Clause (C) but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(D) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information then known to it, whether (i) any other corporation, person or other entity beneficially owns, directly or indirectly, 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, or is an "affiliate" or an "associate" (as defined above) of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation, (iii) assets or securities, or a combination thereof, to be acquired in exchange for securities of the Corporation, have an aggregate fair market value of less than $250,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes of this Article SIXTH.

SEVENTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects of the other party; the possible effects on the business of the Corporation and its subsidiaries and on the depositors, employees, and other constituents of the Corporation and its subsidiaries; and the possible effects on the communities and the public interest which the Corporation and its subsidiaries serve. In evaluating any such offer, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation within the meaning of Section 1701.13 of the Ohio Revised Code, as it may be amended from time to time, and the Corporation's Regulations.

EIGHTH: When authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders of this Corporation, this Corporation may redeem, purchase, or contract to purchase, at any time and from time to time, shares of any class issued by this Corporation for such prices and upon and subject to such terms and conditions as the Board of Directors may determine.

NINTH: The statutes of Ohio require that action on certain specified matters at a shareholders' meeting shall be taken by the affirmative vote of the holders of more than a majority of shares entitled to vote thereon, unless other provision is made in the Articles of Incorporation. On all these specified matters, action may be taken by the affirmative vote of a two-thirds majority of shares entitled to vote thereon or, if the vote is required to be by classes, by the affirmative vote of a two-thirds majority of each class of shares entitled to vote thereon as a class, except that any amendment, alteration, addition to or repeal of Article FIFTH, SIXTH or this Article NINTH and of any of the matters specified above in Article SIXTH as requiring a vote other than the affirmative vote of the holders of a two-thirds majority of the shares entitled to vote thereon, may only be taken by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Company entitled to vote thereon, considered for the purposes of this Article as one class.

TENTH: No holder of any share or shares of any class issued by the Corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase (i) shares of any class issued by the Corporation, now or hereafter authorized, (ii) securities of the Corporation convertible into or exchangeable for shares of any class issued by the Corporation, now or hereafter authorized, or (iii) securities of the Corporation to which shall be attached or appertain to any rights or options whether by the terms of such securities or in the contracts, warrants, or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options entitling the holders thereof to subscribe for or purchase shares of any class issued by the Corporation, now or hereafter authorized; it being the intent and is the effect of this Article Tenth to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the Corporation now or hereafter authorized.